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                                                                    Exhibit 10.3


                       RETIREMENT AND CONSULTING AGREEMENT


     This Agreement is made as of this 12th day of May, 2000, by and between Norton H. Reamer ("Reamer") and United Asset Management Corporation (alternatively "UAM" or the "Company").

     WHEREAS, Reamer is the founder, and since 1980 has been a director and chief executive officer of the Company; and

     WHEREAS, Reamer wishes to retire from the Company and, in connection therewith, the Company desires to provide certain retirement benefits to Reamer and to engage Reamer to perform services for the Company, and Reamer desires to perform such services, on the terms and conditions hereinafter set forth.

     NOW, THEREFORE, it is hereby agreed as follows:

     In consideration of the mutual promises hereinafter set forth, the parties agree as follows:

     1. INTERIM TERM. Reamer agrees to continue to serve as Chairman and CEO of UAM until (i) such time that a new CEO is hired and commences employment at UAM or (ii) September 21, 2000, whichever occurs earlier (the "Retirement Date"), such time period from the date of this Agreement until the Retirement Date being hereinafter referred to as the "Interim Term." During the Interim Term, Reamer's current compensation and employee benefits shall continue as before.

     2. RETIREMENT. On the Retirement Date, Reamer's employment with UAM shall terminate, and, effective on the Retirement Date, Reamer hereby resigns from all of his positions as officer of UAM and as officer, director or trustee of any of UAM's subsidiaries, affiliates and employee benefit trusts. If the Retirement Date occurs prior to September 21, 2000 and provided


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there has not been a change in control of the Company, then, subject to the fiduciary duties of the Board of Directors, from the Retirement Date until September 21, 2000, Reamer will continue as a non-executive Chairman and a member of the Board of Directors of UAM. After September 21, 2000, and provided there has not been a change in control of the Company, Reamer will become Founder and Chairman Emeritus. Subject to the fiduciary duties of the Board of Directors, Reamer will be nominated as a director for election at the May 2000 Annual Meeting of Stockholders of the Company to serve until the May 2001 Annual Meeting. After the May 2000 Annual Meeting, Reamer will be considered for nomination to the Board in the same fashion as any other Director.

     3. Severance and Other Payments. Within 60 days after the Retirement Date, the Company shall pay Reamer in cash $2,549,190.00, which represents the discounted present value of payments of $400,000 per year for eight years following the Retirement Date, discounted at a rate of 6.00%. The Company and Reamer agree that the $400,000 payment obligation shall be allocated as follows:

          (a)  retirement: $300,000 per year;

          (b) consideration for Reamer's covenant not to compete set forth in Paragraph 11: $50,000 per year;

          (c) consideration for Reamer's release of claims set forth in Paragraph 15: $50,000 per year.

     4. CONSULTING TERM. The Company agrees to engage Reamer, and Reamer agrees to serve as a consultant, pursuant to the terms and conditions of this Agreement for a period commencing on the Retirement Date and ending on September 21, 2007. The period during


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which Reamer is engaged as a consultant hereunder is hereinafter referred to as the "Consulting Period."

     5. DUTIES AND SERVICES. During the Consulting Period, Reamer shall consult with the officers and directors of the Company with respect to the business and finance of the Company, as may be reasonably requested by the Company from time to time. Reamer will perform this work according to the dictates of his own schedule. In performance of his assignments hereunder, Reamer shall report to the CEO of the Company and, if requested, the Board of Directors. Reamer agrees to his engagement as described in this Section 4 and agrees to devote as much of his time and efforts to the performance of his services under this Agreement as shall be reasonably necessary for the performance thereof.

     6. CONSULTING FEE. As compensation during the Consulting Period for his services hereunder, the Company shall pay Reamer a consulting fee payable every month in equal installments at the annual rate of $400,000. During the Consulting Period, Reamer will work as an independent contractor and not as an employee.

         7. HEALTH CARE INSURANCE. After the Retirement Date, Reamer and his spouse will be entitled to extend Company health insurance benefits under and subject to the terms of the Consolidated Omnibus Budget Reconciliation Act ("COBRA"). The Company will pay all premiums for Reamer's health insurance under COBRA until September 21, 2000, at which time Reamer will become eligible for Medicare coverage. Beginning on September 21, 2000 through the end of the Consulting Period, the Company will provide Reamer supplemental Medex 3 health care coverage or comparable coverage at the Company's expense. After the retirement date, the Company will pay all premiums under COBRA for health insurance coverage for Reamer's spouse for as long as she is eligible for coverage under COBRA. When Reamer's


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spouse ceases to be eligible for health insurance coverage under COBRA, the
Company will purchase an individual insurance policy which shall provide her with coverage equivalent to what she received under the Company's group policy which coverage shall remain in effect until January 6, 2007. Beginning on January 6, 2007 through the end of the Consulting Period, the Company will provide Reamer's spouse supplemental Medex 3 health care coverage or comparable coverage at the Company's expense.

     8. EXPENSES. During the Consulting Period, and subject to acceleration under Paragraph 9(c) the Company shall provide Reamer with: (a) appropriate office space in a downtown Boston office building; (b) a full-time secretary. The Company will also reimburse Reamer for reasonable travel and other expenses related to the Company's business.

     9.   OTHER BENEFITS.

     (a) STOCK OPTIONS. (i) During the Consulting Period, Reamer will be entitled to continue to vest in and exercise options to purchase Company stock granted to him, in accordance with the provisions of the stock option plans and agreements applicable to him and the terms of said options, subject to Paragraph 9(a)(ii) below. No further options will be granted to Reamer after February 10, 2000. The Company will take such actions as may be necessary to amend Reamer's stock options to permit him to continue to vest and to continue to have exercise rights through the Consulting Period.

     (ii) In the event that Reamer elects to accelerate his consulting payments pursuant to Paragraph 9(c) below and on the date that Reamer so elects (the "Acceleration Date"), each of Reamer's outstanding stock options will be amended to provide (A) for the automatic vesting in full of such option on the Acceleration Date, and (B) that Reamer may purchase in whole or in part within twelve months after the Acceleration Date the shares available to Reamer on the


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Acceleration Date provided that the expiration date of the option to purchase such shares shall not have occurred.

     (b) GENERAL. All other benefits Reamer has earned through the Retirement Date will be accrued and paid in accordance with the terms of the applicable benefit plans. Except as provided in Paragraphs 1, 6, 7, 8 and 9(a) , Reamer will not earn, accrue or be entitled to any further payments or benefits after the Retirement Date specifically including payments of benefits under any existing salary continuation plans or change-in-control arrangements. Reamer expressly agrees that, except as expressly provided under the terms of this Agreement, the Company owes him no further salary, bonus pay, severance pay, vacation pay, sick pay, automobile or transportation pay or reimbursements, expense reimbursements, or any other form of remuneration or benefit whatsoever.

     (c) ACCELERATION OF BENEFITS. (i) Reamer shall have the right at any time, prior to the termination of the Consulting Period, to accelerate the payment of the benefits set forth in Paragraphs 7 and 8(a) and (b). For the purpose of this calculation the annual value of benefits to Reamer shall deemed to be $120,000 and shall not be subject to any cost-of-living adjustment nor shall it be subject to any discounting.

     (ii) Reamer shall have the right at any time, prior to the termination of the Consulting Period, to accelerate the payment of any unpaid portion of the Consulting Fee set forth in Paragraph 6, subject to a reduction of such fee to $375,000 per annum, at the discounted present value, calculated based on a discount rate of 6.00%, at the time of such acceleration.

     10.  CONFIDENTIALITY AND NON-DISPARAGEMENT.

     (a) CONFIDENTIAL BUSINESS INFORMATION. Without limiting any other obligations of confidentiality or similar obligations to the Company to which Reamer is subject (the "Other


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Obligations"), Reamer agrees that he will not at any time reveal to any person, firm, corporation or other entity, any confidential research, development, commercial or business information of the Company.

     (b) NON-DISPARAGEMENT. Reamer covenants and agrees that, from and after the date of this Agreement, he will not make or assist others to make statements that are critical of UAM, injure UAM's reputation or are otherwise adverse to or inconsistent with UAM's best interests, whether in private or in public. UAM covenants and agrees to instruct its management personnel, from and after the date of this Agreement, to refrain from making or assisting others in making statements that are critical of Reamer, injure Reamer's reputation or are otherwise adverse to or inconsistent with Reamer's best interests, whether in private or in public.

     (c) BREACH. Reamer acknowledges that the confidentiality provisions set forth in Paragraph 10(a) were a significant, material factor in UAM's decision to enter into this Agreement. In the event of a material breach of any of those provisions or of any of the Other Obligations, Reamer shall forfeit his right to receive any unpaid payments described in Paragraph 6 of this Agreement, UAM's obligation to make such payments shall thereafter cease, Reamer shall forfeit his rights, if any, under Paragraphs 7 and 8 and Paragraph 9(a), and the Consulting Period shall terminate immediately. In addition, in the event of a material breach, Reamer shall be liable to the Company for any and all damages suffered by UAM as a result of such breach. Reamer agrees that a breach of Paragraph 10(a) or of the Other Obligations may cause damage for which there is no adequate remedy at law and that therefore the Company will have the right to injunctive or other equitable relief in addition to any other relief that may be available.


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     11.  COMPETITIVE ACTIVITY. Reamer covenants and agrees that during the
Interim Term and the Consulting Period, Reamer shall not, unless acting with the Company's express written consent:

     (a) directly or indirectly, solicit, entice away or interfere with the Company's contractual relationship with any subsidiary, customer, client, officer or employee of the Company; or

     (b) provide services, whether as owner, partner, investor, consultant, agent, employee, co-venturer, stockholder, director or otherwise, for Affiliated Managers Group, Inc., Liberty Financial Companies, Nvest L.P., Value Asset Management, Inc. or any similar holding company acquiror of investment management firms. In addition, Reamer covenants and agrees that during the Interim Term and the Consulting Period, Reamer shall not provide services, whether as owner, partner, investor, consultant, agent, employee, co-venturer, stockholder, director or otherwise, to:

     (i) an investment management firm, if in connection with providing such services, Reamer is knowingly, directly or indirectly on behalf of such firm, pursuing, finding acquisitions or actually working on acquisitions of an investment management firm which is at that time a Company Target (as defined below);

     (ii) an investment banking firm, other financial institution, or other firm, if, in connection with providing such services, Reamer is knowingly, directly or indirectly on behalf of such firm, representing potential buyers or sellers of an investment management firm which is at that time a Company Target; or


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     (iii) a venture capital or MBO firm, if, in connection with providing such services, Reamer is knowingly part of a group working, directly or indirectly on behalf of such firm, to invest in or acquire an investment management firm which is at that time a Company Target.

     A "Company Target" is an investment management firm in which the Company intends to pursue the acquisition of an equity interest, or from which the Company intends to pursue the acquisition of a significant portion of such firm's assets, or with which the Company intends to pursue a merger. Reamer shall immediately withdraw from any activity in breach of paragraphs (i)-(iii) upon learning that a particular investment management firm is a Company Target, unless the Company provides express written consent after Reamer learns that a particular investment firm is a Company Target.

     Notwithstanding the prohibition in paragraph (b) above, Reamer may provide services, whether as owner, partner, investor, consultant, agent, employee, co-venturer, stockholder, director or otherwise, for a holding company acquiror of investment management firms which he founds and for which he serves as Chief Executive Officer or Chairman of the Board, or both, provided however that Reamer has not received any payments under Sections 6, 7, 8 or 9(c) of this Agreement or served as a director of the Company within the preceding six (6) months.

     If Reamer shall materially breach the covenant contained in this Paragraph 11, then the Interim Period or the Consulting Period, as the case may be, and all obligations of the Company to Reamer under Paragraphs 1, 3, 6, 7, 8 and 9, hereof, will end on the date on which Reamer materially breaches the covenant. In addition, in the event of a material breach, Reamer shall be liable to the Company for any and all damages suffered by UAM as a result of such material breach. Reamer agrees that a material breach of this Paragraph 11 will irreparably harm the Company and cause damage for which there is no adequate remedy at law. Therefore, the


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Company will accordingly have the right to injunctive or other equitable relief from a court in addition to any other relief that may be available.

     12.  TERMINATION.

     (a) Notwithstanding anything herein contained, if on or after the date hereof and prior to the end of the Consulting Period, Reamer shall be convicted of a crime involving moral turpitude, shall commit any act involving dishonesty, disloyalty, or fraud with respect to the Company, shall be grossly negligent or engage in willful misconduct with respect to the Company, or shall materially breach this Agreement then, and in each such case, the Company shall have the right to give notice of termination of Reamer's services hereunder as of a date (not earlier than 10 days from such notice) to be specified in such notice, and this Agreement shall terminate on the date so specified. In such event, Reamer shall be entitled to receive only his consulting fees at the rate provided in Paragraph 6 to the date on which termination shall take effect, and the Consulting Period shall end on that date. In the event of a termination pursuant to this Paragraph 12(a), Reamer shall repay to the Company any payments previously accelerated pursuant to Paragraph 9(c).

     (b) If Reamer dies during the Consulting Period, or prior to the commencement of the Consulting Period, his estate or beneficiary will be entitled to the acceleration of any payments remaining due under Paragraph 6 and the portion of other benefits set forth in Paragraphs 7 and 8(a) and (b) which remain unpaid. The payments remaining due under Paragraph 6 shall be at their discounted present value calculated based on a discount rate of 6.00% at the time of his death. For the purposes of Paragraph 8(a) and (b), the annual value of such benefits to Reamer shall be deemed to be $120,000 and shall not be subject to any cost-of-living adjustment nor shall it be subject to any discounting.


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     13.  TAX INDEMNITY. Reamer agrees that he shall be exclusively liable for the payment of all federal, state and local taxes, if any, which may be due as a result of the consideration paid as set forth in this Agreement, and Reamer hereby represents that he shall make payments of such taxes at the times and in the amounts required by law.

     14.  GENERAL RELEASE.

     (a) RELEASE BY REAMER. In consideration of the obligations set forth above, excluding the obligation to make payments set forth in Paragraphs 6 and 8, Reamer on his behalf and on behalf of his heirs, executors, administrators and assigns, hereby fully releases, discharges and covenants not to sue or file administrative charges against the Company and any of its, affiliates, subsidiaries, successors and assigns, as well as its and their past, present and future directors, officers, trustees, agents, representatives, attorneys and employees (hereinafter individually and collectively referred to as "Releasees") from and with respect to any and all claims, demands, administrative charges, liabilities, actions, causes of action and suits whatsoever of every name and nature, in law or at equity, including but not limited to any claims under federal, state and local laws that prohibit discrimination (including without limitation, claims of discrimination based on race, religion, national origin, sex, disability or handicap and sexual orientation) and any claims with respect to breach of contract (express and/or implied); wrongful termination, intentional or negligent infliction of emotional distress, interference with contractual or advantageous business relations, loss of consortium, invasion of privacy, defamation, and any other tort; payment of wages; debts; costs and expenses; attorneys' fees and other damages; whether known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which he now has, may at any time have, or may have had against said Releasees, or any of them, based on facts or conditions occurring or arising prior to and through the date of this


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Agreement including, without limitation, claims arising out of or in any way related to Reamer's employment relationship with the Company and/or the change in or eventual termination of such employment relationship as described herein, but not including any claims of breach of the express terms of this Agreement by the Company. This release shall not limit Reamer's rights under this Agreement nor shall it limit his rights to any vested compensation or benefits under the terms of any Company plan, program or practice as of the Retirement Date.

     (b) RELEASE BY THE COMPANY. In consideration of the obligations set forth above, the Company and any of its affiliates, subsidiaries, successors and assigns, as well as its and their past, present and future directors, officers, trustees, agents, representatives, attorneys and employees (hereinafter, individually and collectively referred to as "Releasors") hereby fully release, discharge and covenant not to sue or file administrative charges against Reamer from and with respect to any and all claims, demands, charges, liabilities, actions, causes of action and suits whatsoever of every name and nature, in law or at equity, based solely on those facts and/or conditions of which the Releasors have knowledge as of the date of the execution of this Agreement, but excluding any claims of breach of the express terms of this Agreement by Reamer.

     15. AGE DISCRIMINATION RELEASE. In consideration of the Company's agreement to make the payments set forth in Paragraph 3(c) above, to which Reamer expressly acknowledges he was not otherwise entitled, Reamer, on his behalf and on behalf of his heirs, executors, administrators and assigns, hereby fully releases, discharges and covenants not to sue or file administrative charges against the Company and any of its affiliates, subsidiaries, successors and assigns, as well as its and their past, present and future directors, officers, trustees, agents, representatives, attorneys and employees for any claims that he might have had in the absence of


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this Agreement for employment discrimination based on age under the federal law known as the Age Discrimination in Employment Act, 29 U.S.C.ss. 621, et seq., and comparable state laws prohibiting employment discrimination on the basis of age, including, without limitation, M.G.L. c. 151B,ss. 4, and M.G.L. c. 93,ss.103. By executing this Agreement, Reamer does not waive rights or claims that may arise based on facts or conditions occurring after the date of this Agreement.

     16. EFFECTIVE DATE; REVOCATION PERIOD. Prior to executing this Agreement, Reamer was advised to consult with an attorney about the terms of this Agreement (and has so consulted) and was given a period of at least 21 days within which to consider this Agreement. For a period of seven (7) days following the date this Agreement is executed, Reamer may revoke this Agreement by hand-delivering to the Company within that period of time a written statement to that effect. This Agreement shall not become effective or enforceable in any respect until the day after the seven-day revocation period has expired (the "Effective Date").

     17. NO ADMISSIONS. This Agreement is not intended to and does not constitute an admission of liability by either party, and shall not be used as evidence of liability or wrongdoing on the part of any party hereto.

     18. COMPLETE AGREEMENT; AMENDMENTS. This Agreement is intended by the parties as a final written expression of their agreement, supersedes any prior written expression of their intent regarding the terms of this Agreement, and sets forth their entire agreement. This Agreement may not be amended or modified except by a writing signed by both of the parties hereto.


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     19.  NOTICE. All notices and correspondence concerning this Agreement, including the payments described in Paragraphs 3 and 6 above, shall be sent to Reamer at the following address:

               Norton H. Reamer
               70 Circuit Road
               Chestnut Hill, MA  02467


With a copy to:

               James W. Nagle, Esq.
               Goodwin, Procter & Hoar
               Exchange Place
               Boston, MA  02109

All notices and correspondence concerning this Agreement shall be sent to UAM at the following address:
               United Asset Management Corporation
               One International Place
               Boston, MA  02110
               Attn:  Chief Executive Officer

With a copy to:

               Joseph R. Ramrath, Esq.
               United Asset Management Corporation
               One International Place
               100 Oliver Street
               Boston, MA  02110

     20. PARAGRAPH HEADINGS. The paragraph headings throughout this Agreement are for convenience and reference only, and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction, or meaning of the provisions of this Agreement.

     21. PROVISIONS BINDING, ETC. This Agreement shall be binding upon and shall inure to the benefit of all the parties hereto and their respective heirs, successors and assigns.


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     22.  COOPERATION. The parties agree to deliver promptly and to execute promptly any documents reasonably necessary to the consummation of the transactions contemplated herein, and to do such further acts and things as may be necessary to carry out the intent and purposes of this Agreement.

     23. GOVERNING LAW. This Agreement shall be governed by and construed as a contract in accordance with the laws of the Commonwealth of Massachusetts.

     24. INVALIDITY OF PARTICULAR PROVISIONS. If any term or provision of this Agreement, or the application thereof to any person or circumstance, shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

     Executed as an agreement under seal this 12th day of May, 2000.


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     NORTON H. REAMER


     /s/ Norton H. Reamer
     -------------------------------
     Norton H. Reamer


     WITNESSED BY:


     /s/ Franklin H. Kettle
     -------------------------------
     Print Name: Franklin H. Kettle


     UNITED ASSET MANAGEMENT CORPORATION


     By: /s/ Joseph R. Ramrath
         ---------------------------
         Name: Joseph R. Ramrath
         Title: Senior Vice President and General Counsel

     WITNESSED BY:


     /s/ Franklin H. Kettle
     -------------------------------
     Print Name: Franklin H. Kettle


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                                   ENDORSEMENT

     I have read the foregoing Agreement, Release and Waiver (the "Agreement") and understand that it applies to and covers all claims heretofore arising, whether or not known or suspected to exist at the present time, out of my employment with United Asset Management Corporation (the "Company"), including any rights and claims that I may have under federal and state law on any grounds whatsoever. In particular, I acknowledge that I have read Paragraphs 15 and 16 of the Agreement and that I understand and agree with each and all of its representations. I was given the opportunity to consider this Agreement for at least 21 days before signing it, but have voluntarily chosen to sign the Agreement at this time, sooner than 21 days from its delivery to me, because my attorney and I have been consulting with the Company and its counsel concerning the issues that are to be resolved by the execution of this Agreement, and I believe that I have given ample consideration, with the assistance of my attorney, to the issues resolved by the Agreement and my rights under the law.

     I further acknowledge that I have executed this Agreement voluntarily and with full understanding of its consequences and without being coerced in any way.

     I declare under the penalty of perjury that the foregoing is true and correct.

                                            /s/ Norton H. Reamer
                                            ----------------------------
                                            Norton H. Reamer


Dated:  May 12, 2000


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